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Exhibit 15.1

LUXOTTICA GROUP S.P.A.
Registered Office in Milan, Piazzale Cadorna, 3
Fully-paid up share capital of Euro 28,908,919.98
Trade Register of Milan and Fiscal Code no. 00891030272
R.E.A. Milan (Index of Economic and Administrative Information) no. 1348098
VAT no. 10182640150
Website: www.luxottica.com

NOTICE OF CALL

ORDINARY MEETING OF STOCKHOLDERS

(Published on the Company's website
on March 13, 2015)

The Stockholders' Meeting of Luxottica Group S.p.A. (the "Company") will be held on single call on April 24, 2015 at 11:00 a.m. in Milan, Italy, Piazzale Cadorna 3, to consider and vote upon the following:

AGENDA

1.
The approval of the Statutory Financial Statements for the year ended December 31, 2014.

2.
The allocation of net income; the distribution of dividends and further distribution of an extraordinary dividend.

3.
Authorization to buy back and dispose of treasury shares pursuant to articles 2357 et seq. of the Italian Civil Code.

4.
Appointment of the Board of Directors for fiscal years 2015-2017:

(a)
Determination of the number of members of the Board of Directors;

(b)
Appointment of the Directors;

(c)
Determination of the remuneration of the Directors.

5.
Appointment of the Board of Statutory Auditors for fiscal years 2015-2017:

(a)
Appointment of the members of the Board of Statutory Auditors;

(b)
Determination of the remuneration of the Statutory Auditors.

6.
An advisory vote on the first section of the Company's Remuneration Report in accordance with article 123-ter, paragraph 6 of Legislative Decree no. 58/98.

Items of business on the Agenda and proposals

1.    Statutory Financial Statements for the year ended December 31, 2014.    The Board of Directors will submit the Statutory Financial Statements as of and for the year ended December 31, 2014, reflecting net income of Euro 548,026,086, to the General Meeting for its approval.

2.    Allocation of net income; the distribution of dividends and further distribution of an extraordinary dividend.    The Board of Directors will submit to the General Meeting for its approval the distribution of dividends in the gross amount of Euro 0.72 per Ordinary Share and per American Depositary Receipt (each "ADR" represents one Ordinary Share). The dividends will be paid out of the Company's 2014 net income, net of the amount to be set aside for the legal reserve in order to reach one-fifth of the issued share capital as of the date of the General Meeting.

The Board of Directors will also submit to the General Meeting for its approval the distribution of a further extraordinary dividend in the amount of Euro 0.72 per Ordinary Share and per ADR that will be paid out of the remaining amount of net income and in part out of the extraordinary reserve.

Subject to approval at the General Meeting, a total dividend amount of Euro 1.44 per Ordinary Share and per ADR will be distributed to holders. Subject to approval at the General Meeting, the dividend and the extraordinary dividend will be paid to holders of Ordinary Shares on May 20, 2015, with an ex-dividend date of May 18, 2015, as calculated in accordance with the Borsa Italiana calendar and with a record date of May 19, 2015. Regarding the ADRs listed on the New York Stock Exchange, the record date will be May 19, 2015 whereas the payment date by Deutsche Bank Trust Company America ("DB"), the depositary bank for the ADRs that has been authorized to make the applicable payment, is expected to be May 28, 2015 based on the Euro/U.S. Dollar exchange rate as of May 20, 2015. DB has advised the Company that after the close of business on May 14, 2015, through and including May 19, 2015, it will close its books and will not accept deposits or cancellations of Ordinary Shares or ADRs.

3.    Authorization to buy back and dispose of treasury shares.    The Board of Directors will submit to the General Meeting for its approval a proposal to authorize the repurchase, in one or more tranches, of a maximum of 10,000,000 Luxottica Group Shares, representing 2.075% of the Company's issued share capital. Repurchased shares may be utilized in connection with: (i) building a portfolio of treasury shares that can be used to replace financial resources for the performance of extraordinary finance transactions, implementing the 2013-2017 Performance Shares Plan incentive plan and/or in connection with other compensation plans that may be approved in the future; and (ii) supporting liquidity and stabilization activities related to the Company's Ordinary Shares. The Company may use a maximum of Euro 750,000,000 to buy back shares, which amount will be withdrawn from the Company's extraordinary reserve. The authorization to purchase treasury shares is valid until the next general meeting convened to approve the statutory financial statements provided such authorization will not extend beyond a maximum of 18 months following the date the proposed resolution is adopted at the General Meeting. Notwithstanding the foregoing, the Company may dispose of treasury shares at any time.

4.    Appointment of the Board of Directors.    The current Directors term of office will expire with the approval of the Company's financial statements for the 2014 fiscal year. The General Meeting is therefore called upon to:

•
determine the number of members of the Board, which can be no less than five and no more than fifteen members;

•
appoint Directors who will serve for a period of three years pursuant to article 18 of the Company's By-Laws, with their terms expiring on the date of the general meeting called for the approval of the financial statements for the 2017 fiscal year; and

•
determine the remuneration to be awarded to the Directors for their entire term of office.

The Board of Directors will be appointed at the General Meeting on the basis of nominee lists submitted by stockholders in accordance with the procedures set forth in article 17 of the Company's By-Laws.

The lists of candidates will be made public at the registered office of the Company, on its website and on the "1info" storage mechanism at www.1info.it at least 21 days prior to the date of the General Meeting.

5.    Appointment of the Board of Statutory Auditors.    The current Statutory Auditors term of office will expire with the approval of the Company's statutory financial statements for the 2014 fiscal year. The General Meeting is therefore called upon to appoint the Board of Statutory Auditors which is composed of three regular Statutory Auditors and two alternate Statutory Auditors with their terms expiring on the date the statutory financial statements as at December 31, 2017 are approved by the Company. The General Meeting will also approve the Board of Statutory Auditors remuneration.

The Board of Statutory Auditors will be appointed at the General Meeting on the basis of nominee lists submitted by stockholders in accordance with the procedures set forth in article 27 of the Company's By-Laws.

The lists of candidates will be made public at the registered office of the Company, on its website and on the "1info" storage mechanism at www.1info.it at least 21 days prior to the date of the meeting.

6.    Advisory Vote on Company Remuneration Policy.    The Board of Directors will submit to the General Meeting for its approval the first section of the Company's Remuneration Report containing the compensation policy of the Company and its subsidiaries. The vote on this resolution is consultative only.

Information on Share Capital

At the time of issuance of this notice:

•
the Company's issued share capital consists of 481,815,333 Ordinary Shares with a nominal value of Euro 0.06 per share;

•
each Ordinary Share is entitled to one vote at the General Meeting; and

•
the Company holds 3,148,947 treasury shares directly, for which the right to vote is suspended.

Any subsequent changes in the stated share capital and the number of treasury shares held will be published on the Company's website and communicated at the opening of the General Meeting.

Entitlement to participate and vote by proxy

Authorization to participate in the General Meeting and exercise the right to vote will be confirmed by a notice attesting to such a right sent to the Company by the relevant authorized intermediaries, in compliance with their records, evidencing that the party holds the right to vote, based on evidence at the end of the seventh market day prior to the date of the General Meeting (April 15, 2015). Anyone who becomes an owner of the shares subsequent to this date cannot legitimately participate in and vote at the General Meeting.

Any person who can legitimately participate in the General Meeting can be represented within the terms and limits of the law. For this purpose, a proxy appointment form can be found in the Company/Governance/General Meeting section of the Company's website, www.luxottica.com, at the Company's registered office and from the relevant authorized intermediaries. Proxies may be granted through a computerized document signed electronically, pursuant to article 21, paragraph 2 of Italian Legislative Decree no. 82/2005. Proxies may be sent by means of a registered letter with return receipt requested addressed to the Company's registered office in Milan, Piazzale Cadorna 3, Italy, to the attention of the Corporate Affairs department, or electronically to the certified email address: assemblea.luxottica@legalmail.it. If the representatives deliver or send a copy of the proxy to the Company, they shall certify the identity of the proxy and that the proxy conforms to the original.

A proxy may be granted, without expense, to Istifid S.p.A., Società Fiduciaria e di Revisione, Servizio Fiduciario, Viale Jenner no. 51, 20159 Milan, as the representative appointed by the Company in accordance with article 135- undecies, Italian Legislative Decree no. 58/1998. The proxy may contain voting instructions on all or some of the proposals on the Agenda and must reach Istifid in its original form by the end of the second market day prior to the date of the meeting (April 22, 2015). Any proxy issued to the representative appointed by the Company may also be granted by utilizing a computerized document signed electronically according to article 21, paragraph 2 of Italian Legislative Decree 82/2005 and sent electronically to the certified email address 2014assemblea.vv72@istifidpec.it. A proxy signed in electronic form that is delivered to the address set forth above is a valid alternative to sending the proxy in its original form.

Any proxy issued to Istifid S.p.A., Società Fiduciaria e di Revisione, will not have any effect on the proposals for which voting instructions have not been given. The proxy and the voting instructions may be revoked by the end of the second market day prior to the date of the meeting (by the end of April 22, 2015).

Proxy forms and related instructions on how to complete and transmit these forms are available at the Company's registered office and in the Company/Governance/General Meeting section of the Company's website www.luxottica.com.

Right to submit questions prior to the General Meeting

Those entitled to vote may submit questions regarding Agenda items prior to the General Meeting either electronically via the certified email address assemblea.luxottica@legalmail.it or by means of registered letter with return receipt requested, sent to the Company's registered office, attention Corporate Affairs. To exercise this right, the Company must receive questions by April 21, 2015, together with the notice of ownership issued by the intermediary where the stockholder's shares are held.

Additions to the Agenda and proposals on additional resolutions

Stockholders who represent at least one fortieth of the share capital, either individually or jointly, may request that an addition be made to the Agenda, stating the items they propose in their request, or propose additional resolutions for items already on the Agenda, within ten days from the publication of the present notice (March 23, 2015). A request, together with the notice of ownership from the relevant authorized intermediary where the stockholder's shares are held, must be presented in writing at the Company's registered office, attention Corporate Affairs, by means of registered letter with return receipt requested or via email to assemblea.luxottica@legalmail.it, subject to the condition that requests reach the Company within the time limit stated above.

Those entitled to vote may submit additional resolution proposals at the General Meeting.

Any additions to the Agenda or the presentation of additional proposed resolutions will be announced at least fifteen days prior to the date of the General Meeting. Additional proposed resolutions for items already on the Agenda will be made available to the public using the methods set forth in article 125-ter, paragraph 1 of Italian Legislative Decree no. 58/1998, at the same time as publication of the announcement.

Stockholders making a request shall also submit a report setting forth the reasons for the proposed resolutions on the new items or on the proposed additional resolutions for items already on the Agenda. The report should be sent to the Board of Directors within the time limit for the presentation of requests for additions. The Board of Directors will make the report available to the public, stating any opinion it may have, at the same time as the publication of the notice of additions or of the presentation using the methods set forth in article 125-ter, paragraph 1 of Italian Legislative Decree no. 58/1998.

The Agenda may not be supplemented to include matters that according to Italian Law may only be considered based on a proposal submitted by the Board of Directors, or on any project or report prepared by them other than those specified in article 125-ter, paragraph 1 of Italian Legislative Decree no. 58/1998.

Appointment of the Board of Directors

The Directors will be appointed at the General Meeting on the basis of nominee lists submitted by the stockholders. Each nominee list shall set forth not more than fifteen candidates listed in descending numerical order. Each candidate may not appear on more than one list or that candidate will be ineligible. In case multiple lists are submitted, they must not be related in any way, even indirectly. A stockholder may not submit or participate in a group submitting, including through third parties or by means of trust companies, more than one nominee list. Moreover, stockholders falling within the following categories may submit or contribute to the submission of only one list: (a) parties to a stockholders' agreement relating to the Company's shares; (b) a person or a company and its controlled companies; (c) jointly controlled companies; and (d) a company and its directors or general managers. In the event of a violation of these rules, the stockholders' vote on any of the submitted lists will be disregarded. In accordance with the combined provisions of article 17 of the Company's By-Laws and CONSOB resolution no. 19109 dated January 28, 2015, a nominee list for the election of members of the Board of Directors can be submitted only by those stockholders who, at the time the list is submitted, hold an interest at least equal to 0.5% of the Company's share capital as stated in the register of companies, pursuant to articles 2444 and 2436, paragraph 6 of the Italian Civil Code on the date the nominee lists are submitted.

The nominee lists, together with the professional CVs of the candidates, as well as statements by the candidates accepting their office, confirming there is no cause for their ineligibility or of any noncompliance with applicable law, and confirming the fulfilment of any requirements set forth in such lists, shall be signed by the stockholders who submitted them and filed at the registered office of the Company (Milan, Piazzale Cadorna 3, Monday to Friday between the hours of 9:00 a.m. and 5:30 p.m., attention Corporate Affairs department) or sent electronically to the certified email address assemblea.luxottica@legalmail.it no later than twenty-five days prior to the date of the General Meeting (March 30, 2015). The Company will make the nominee lists and their annexes available to the public at its registered office, on its website, and through any methods established by CONSOB, at least twenty-one days prior to the date of the General Meeting (April 3, 2015).

Whether the minimum required stock interest is held, which is required for submitting such nominee lists, is determined with reference to the shares of stock that are ascertained as registered, in favor of the stockholders who submitted the list, on the day the nominee list is filed with the Company, with reference to the stock capital subscribed on the same date. The relevant certification can also be submitted to the Company after filing of the nominee list, provided that this occurs within the time period required for the publication of the nominee lists by the Company.

Each nominee list must contain, and expressly name within the first seven candidates named in the list, at least one independent Director in accordance with article 147-ter of Italian Legislative Decree 58/1998. If the nominee list has more than seven candidates, the list must contain and expressly name a second independent Director in accordance with art. 147-ter of Italian legislative Decree no. 58/1998. If appropriate, each nominee list may also expressly name the Directors who meet the independence requirements provided for by codes of conduct promulgated by organizations managing regulated markets or industry associations.

Italian Law no. 120 dated July 12, 2011 introduced gender-quotas for the composition of the governing bodies of listed companies. In this regard, in order for the Company's Board of Directors to be in compliance with the laws in force on gender equality, nominee lists that have at least three candidates must include candidates of different genders. The gender that is least represented must obtain at least one fifth (rounded up) of the elected Director positions, as this is the first-time these regulations are applicable to the Company.

At the end of the voting, the candidates from the two nominee lists that have obtained the highest number of votes will be elected, according to the following criteria:

(a)
all members of the Board, up to the number of members of the Board previously determined by the General Meeting less one will be elected from the list which obtains the most votes (hereinafter, "Majority List"); such candidates will be appointed in the numerical order they appear on the list;

(b)
one Director shall be the candidate listed first on the list which has obtained the second highest number of votes and which is not related to or affiliated with, even indirectly, the stockholders who have presented or voted for the Majority List according to the applicable provisions (hereinafter, "Minority List"). However, if, for a Board composed of no more than seven members, an independent Director in accordance with article 147-ter of Italian Legislative Decree no. 58/1998, is not elected from the Majority List or, in the event the Board is composed of more than seven members, only one independent Director in accordance with article 147-ter of Italian Legislative Decree no. 58/1998 has been appointed, then the first independent Director in accordance with article 147-ter of Italian Legislative Decree no. 58/1998 indicated in the Minority List shall be appointed instead of the first candidate indicated in the Minority List.

The nominee lists which have not reached a percentage of votes equal to at least half of the percentage of votes required to submit a list will not be taken into consideration.

The first candidate listed on the Majority List will be appointed as Chairman of the Board of Directors.

The stockholders that intend to submit lists for the appointment of the members of the Board of Directors are requested to read the recommendations contained in CONSOB communication no. DEM/9017893 dated February 26, 2009.

For further provisions on the appointment of the Board of Directors, please refer to article 17 of the Company's By-Laws.

Appointment of the Board of Statutory Auditors

The Board of Statutory Auditors, composed of three regular Statutory Auditors and two alternate Statutory Auditors, will be appointed at the General Meeting on the basis of nominee lists submitted by the stockholders in accordance with the procedures described below.

The appointment of one regular Statutory Auditor, as Chairman, and of one alternate Statutory Auditor shall be reserved for the minority, who is not part, even indirectly, of the relationship to be considered pursuant to article 148, paragraph 2 of Italian Legislative Decree no. 58/1998 and related regulations.

In accordance with the combined provisions of article 27 of the Company's By-Laws and CONSOB resolution no. 19109 dated January 28, 2015, a nominee list for the appointment of members of the Board of Statutory Auditors can be submitted only by those stockholders who, alone or jointly with other presenting stockholders, at the time the nominee list is submitted, hold an interest at least equal to 0.5% of the Company's share capital as stated in the register of companies, pursuant to articles 2444 and 2436, paragraph 6 of the Italian Civil Code, on the date the nominee lists are filed. The nominee lists must be submitted to the registered office of the Company (Milan, Piazzale Cadorna 3, Monday to Friday between the hours of 9:00 a.m. and 5:30 p.m., attention Corporate Affairs department) or sent electronically to the certified email address assemblea.luxottica@legalmail.it, no later than twenty-five days prior to the date of the General Meeting (March 30, 2015).

The nominee lists shall include the name of one or more candidates to be appointed as regular Auditors and alternate Auditors. The name of each candidate will be listed in descending numerical order in each section (for regular Auditors and alternate Auditors) and the candidates listed will not exceed the total number of Auditors to be appointed.

The nominee lists will contain, including as attachments: (i) information related to the identity of the stockholders submitting the nominee list, indicating the percentage of their overall shareholding; (ii) representations of stockholders, other than those who hold, individually or jointly, control or have a controlling or simple majority stockholding in the Company, attesting to the absence of relationships in compliance with section 144-quinquies of CONSOB Issuer Regulations no. 11971/1999; and (iii) comprehensive information on the personal and professional qualifications of each candidate, as well as a declaration of the candidate confirming they satisfy the requirements provided by law and accept their nomination, including a list of any administration or control officer positions held in other companies.

The Company shall make the nominee lists and the relevant accompanying information available to the public at its registered office, on its website and through any other methods established by CONSOB, at least twenty-one days prior to the date of the General Meeting (April 3, 2015).

Whether the minimum required stock interest is held, which is required for submitting such lists, is determined with reference to the shares of stock that are ascertained as registered, in favor of the stockholders who submitted such a list, on the day the list is filed with the Company, with reference to the stock capital subscribed on the same date. The relevant certification can also be submitted to the Company after filing of the nominee list, provided that this occurs within the time period required for the publication of the lists by the Company.

In the event that, at the expiry of the deadline for the submission of the nominee lists, only one list has been submitted or nominee lists have been submitted by stockholders who are connected pursuant to applicable law, additional nominee lists may be submitted up to the third day after such date (until April 2, 2015). In this case, the stockholder threshold indicated above and required for the submission of nominee lists will be reduced by one-half.

A stockholder cannot submit and vote on more than one nominee list, including through third parties or by means of trust companies. Stockholders belonging to the same group and stockholders who are party to a stockholders' agreement regarding the shares of the Company cannot submit or vote on more than one nominee list, including through third parties or by means of trust companies. Each candidate may appear on only one list subject to ineligibility.

Italian Law no. 120 dated July 12, 2011 introduced gender-quotas for the composition of the governing bodies of listed companies. In this regard, in order to enable the Board of Statutory Auditors to be in compliance with the laws in force on gender equality, the lists that have at least three candidates must include candidates of different genders. The gender that is least represented must obtain at least one fifth (rounded up) of the appointed Auditor positions in accordance with law.

Stockholders intending to submit nominee lists for the election of the Company's Board of Statutory Auditors should refer to the recommendations contained in CONSOB communication no. DEM/9017893 dated February 26, 2009.

For further provisions on the election of the Board of Statutory Auditors, please refer to article 27 of the Company's By-Laws.

Information for ADR Holders

The holders of the Company's ADRs listed on the New York Stock Exchange, each representing the right to receive one Ordinary Share, who wish to attend the meeting personally should contact Deutsche Bank Trust Company Americas, 60 Wall Street, New York, New York 10005 (ATTN: Corporate Actions Department, Tel. (+1) 212.250.9100, Fax: (+1) 212.797.0327), at least fifteen days prior to the date of the General Meeting in order to obtain information regarding attendance and/or voting procedures.

Documentation

The following documents and information are available in the Company/Governance/General Meeting section of the Company's website, www.luxottica.com, in accordance with the relevant time table required by law:

•
the proxy forms for voting, including the ordinary proxy form and the form to be granted to the appointed representative in accordance with article 135-undecies of Italian Legislative Decree no. 58/1998;

•
information on the Company's issued share capital, including the number and category of shares into which it is divided.

Additionally, the Board of Directors' report on the Agenda with the accompanying resolution proposals, the annual financial report, the Board of Statutory Auditors' Report, the Independent Auditor's report and the remuneration report prepared pursuant to article 123-ter of Italian Legislative Decree 58/1998 will be available to the public at the Company's registered office, on the Company's website in the Company/Governance/General Meeting section, and on the "1info" storage mechanism at www.1info.it within the time limits provided by law.

Stockholders may obtain a copy of these materials at their own expense.

Luxottica Group S.p.A.
On behalf of the Board of Directors
The Chairman, Leonardo Del Vecchio

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AGENDA